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                                                                    EXHIBIT 99.1


           MAC-GRAY ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER


Cambridge, MA -- August 28, 1998

Mac-Gray Corporation (NYSE: TUC) today announced that its Chief Financial Officer, John S. Olbrych, has resigned to devote more time to his family.

Neil F. MacLellan, Executive Vice President, has been named Chief Financial Officer on an interim basis. Mr. MacLellan served as CFO and Treasurer of the Corporation from 1990 to 1996. The Company will conduct a search for a permanent replacement.

Stewart MacDonald, Chairman and Chief Executive Officer, said "Jack has been with us since April, 1996, when we had made a commitment to achieve substantial growth in our business, and his contribution helped translate that vision into reality. When we made the decision to become a public corporation he was equally able to assist in achieving that goal. He will remain as a consultant to the company, with an incentive that keeps his interests aligned with those of the shareholders, and I am very pleased by that. We wish him the very best."

Mr. Olbrych commented, "My time at Mac-Gray has been exciting and rewarding, factors which made my decision all the more difficult. I believe that the company has a bright future ahead of it, and I am pleased to have the opportunity to continue my participation, although in a different capacity."